Exhibit 99.1

Enduro Royalty Trust

Enduro Royalty Trust Announces Monthly Cash Distribution

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

            News Release

For Immediate Release

Austin, Texas June 19, 2012 – Enduro Royalty Trust (NYSE: NDRO) announced today a cash distribution to the holders of its units of beneficial interest of $0.145842 per unit, payable on July 16, 2012, to unitholders of record on June 29, 2012. The distribution primarily represents oil production during the month of March 2012 and natural gas production during February 2012, and includes proceeds of approximately $1.1 million related to the settlement of applicable hedge contracts.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil	Natural Gas	Oil	Natural Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	81,730	665,676	$101.11	$3.03
Prior Month	79,914	819,095	$98.62	$3.31

The majority of the decrease in natural gas production is due to certain shut-in production in the Haynesville while the operator completes neighboring wells. This is a typical practice and the wells are being brought back on in phases. Oil production continues to exceed estimates due to increased capital projects in the Permian Basin and a flatter base decline on existing oil wells.

Capital expenditures included in the net profits calculation during the period were approximately $1.7 million.

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	Enduro Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
919 Congress Avenue Austin, TX 78701